Exhibit 99.1

Atlantic Power Corporation Appoints Joseph Cofelice as EVP Commercial Development

DEDHAM, MASSACHUSETTS — September 16, 2015 /PR Newswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that Joseph E. Cofelice has joined the Company as Executive Vice President — Commercial Development, effective September 16, 2015.  As a member of the Company’s executive management team, Mr. Cofelice also will play a central role in the development and execution of Atlantic Power’s operational and strategic initiatives.

“Joe is one of the best commercial minds in the IPP sector and he will be a great asset in all of our commercial endeavors, including renewals of our Power Purchase Agreements, business development efforts and any investments or acquisitions that we might consider,” said James J. Moore, President & Chief Executive Officer of Atlantic Power.  “Given our continued focus on deleveraging our balance sheet, we must be disciplined and creative in our approach to growing the business organically and externally.  Joe and I worked together at Catamount and American National Power and he was instrumental in developing capital-efficient growth initiatives.  We are very pleased that Joe has agreed to join the Atlantic Power team.”

About Joseph Cofelice

Mr. Cofelice has more than 30 years of experience in the energy industry.  He joins Atlantic Power from General Compression, Inc., a compressed air energy storage technology company, where he had been Chief Executive Officer since December 2012.  He also had been serving as the Chairman of Westerly Wind LLC, a provider of project development capital to the wind industry, since April 2013.  He had previously served as CEO of Westerly Wind from 2010 to 2013.  Both General Compression and Westerly Wind are part of US Renewables Group’s portfolio of investments.  From 2002 to 2008, Mr. Cofelice was the President of Catamount Energy Corporation.  Prior to his tenure at Catamount, he served in a number of management roles at American National Power from 1987 to 2002, including serving as CEO from 2001 to 2002.

Mr. Cofelice graduated with a B.S. degree in Business Administration from Northeastern University.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,137 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,502 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.